Exhibit 4.1

AGREEMENT

Made and Entered into in Tel Aviv on the 11th of October, 2015

Between:	ASIA PITUACH (A.D.B.M.) Ltd.
Company No. 520036062
of 7 Jabotinsky Street, Ramat Gan 52520
(hereinafter: the “Company”)
On the One Part;
And:	Four Eyes Autonomous Ltd.
Company No. 515287480
of Henri Malka Street, Dimona
(hereinafter: “4Eyes”)
On the Second Part;
And:	MAGNA - B.S.P. Ltd.
Company No. 513066639
of Henri Malka Street, Dimona
(hereinafter: “MAGNA”)
On the Third Part;

(The Company, 4Eyes and MAGNA shall hereinafter be referred to jointly as the “Parties”)

Whereas:	The Company is a public company, whose shares are traded on the Tel Aviv Stock Exchange Ltd. (hereinafter: the “Stock Exchange”); and

Whereas:	4Eyes is a private company registered in Israel, engaging in the field of radar research and development based on MAGNA’s tangible and intangible assets in connection with the Car Safety Field through devices installed in the car, including 3D technologies, designated for the market of advanced systems for prevention of road accidents that will be transferred from MAGNA to 4Eyes immediately prior to, and subject to, the Closing of the Transaction and with effect as of the Merger Date, all tax exempt in accordance with the provisions of Section 104A of the Ordinance; and

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Whereas:	The Company is interested, on the one hand, based on the representations and undertakings of 4Eyes, as set forth herein, and 4Eyes and MAGNA are interested, on the other hand, based on the representations and undertakings of the Company, as set forth herein, that subject to the fulfillment of the conditions set forth in this Agreement, the Company shall purchase 4Eyes’ entire (100%) issued and paid-up share capital, on a fully diluted basis, in exchange for allocation of Ordinary Shares of the Company, as set forth in section 7 of this Agreement and allocation of Option Warrants (rights to shares) to the holders of Option Warrants, as shall exist in 4Eyes immediately prior to the Closing of this Agreement, all in accordance with the conditions set forth herein (hereinafter: the “Transaction” or the “Merger”); and

Whereas:	The Merger is intended for business and financial purposes and by virtue of which and through the Company, 4Eyes shall become a fully owned subsidiary of the public company, the shares of which are listed for trading on the stock exchange; and

Whereas:	On July 19, 2015 the parties to this Agreement entered into a non-binding principles agreement in the framework of which the parties put into writing the agreements in principle reached among them in connection with the Transaction that shall constitute the basis for a detailed definite agreement among the parties (hereinafter: the “Principles Agreement”); and

Whereas:	The parties wish to determine and define in this Agreement below the web of legal relationships among them based on the principles reached in the Principles Agreement and to embody in writing the terms of the Transaction among them;

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Therefore, it has been agreed, declared and stipulated by and among the parties as follows:

1.	Preamble, Annexes and Section Headings

1.1	The preamble and annexes to this Agreement and the parties’ declarations form an integral part hereof.

1.2	The division of this Agreement into sections and subsections and the section headings herein are made for convenience purposes only, and have no, and shall not be taken into account in interpreting this Agreement.

2.	Definitions

The terms set forth in section 2 below shall have the meanings appearing opposite them:

2.1	“Approval of Corporate Organs”	Approval of the Audit Committee and/or Remuneration Committee, as the case may be, the Company’s Board of Directors and the General Meeting for all the provisions of this Agreement, including approval of the allocation of the securities hereunder in accordance with Sections 274 and 275 of Companies Law;

2.2	“General Meeting”	The general meeting of the Company’s shareholders, to be convened in accordance with the Private Offering Regulations and the Controlling Shareholder Regulations, for the purpose of approving the Company’s engagement in and performance of this Agreement, including additional engagements and resolutions arising from this Agreement, that require lawful approval of the General Meeting;

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2.3	“4Eyes’ Shareholders” or the “Offerees”	MAGNA - B.S.P. Ltd;

2.4	Deleted.

2.5	“Transaction Report”	The transaction report to be duly published by the Company, for the purpose of approving the Transaction which is the subject matter of this Agreement by the General Meeting (a Condition Precedent for this Agreement) in accordance with the Securities Law made in accordance with the Securities (Transaction between a Company and the Controlling Shareholder therein) Regulations, 5761-2001, which shall also constitute an Exceptional Private Offering, in accordance with the Securities (Private Offering of Securities in a Listed Company) Regulations, 5760-2000, and any other necessary regulations;

2.6	“Full Dilution”	The Company’s issued and paid-up share capital on the assumption of a full exercise of all the options for purchase of the Company’s shares, Option Warrants, convertible debts and convertible securities and/or undertakings to grant options, shares and Option Warrants, into shares of the Company and on the assumption of consummation of all the transactions and acts which are the subject matter of this Agreement (including exchange of the Option Warrants to be allocated in 4Eyes and/or shares of 4Eyes for Option Warrants of the Company and including conversion of the Option Warrants to be allocated in the Company into shares), but without taking into account 1,794,205 Option Warrants that the Company intends to allocate to Mr. Eli Yoresh as part of the shares option Plan to be adopted by the Company following the Closing of the Merger under this Agreement; 2.6The Company’s Cap Table, as of the date of execution of this Agreement and as of the Transaction Closing, and on the assumption that all allocations are made in accordance with this Agreement, is attached hereto as Annex 2.6;

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2.7	Canceled.

2.8	“Financial Statements”	The Annual Report (as such term is defined in section 2.9 below) and the Company’s last reviewed interim Financial Statements as of June 30, 2015.

2.9	“Annual Report”“	The Company’s Annual Report for 2014, and all parts thereof, published by Magna on March 24, 2015 (Ref. No.: 2015-01-059803).

2.10	Canceled.

2.11	“4Eyes Pro-forma Reports”	The pro-forma reports of 4Eyes that will be attached as Annex 2.11 by the Closing Date hereof. Such pro-forma reports reflect 4Eyes’ assets and results of operations for the relevant period, had such reports been prepared by 4Eyes on the relevant dates.2.11 The reports will be prepared in accordance with generally accepted accounting standards and the provisions of the Securities Law and the regulations promulgated thereunder;

2.12	“Incumbent Directors”	The directors serving on the Company’s Board of Directors on the signing date of this Agreement, namely Avishay Cohen (External Director), Zeev Lowenberg (External Director), Eliyahu Yoresh, Ron Weisberg and Shoshana Zeig;

2.13	“Offerees’ Directors”	The list of candidates to be provided by the Offerees, along with the consent of all Offerees, as a single entity, provided, however, that their identities, together with an appropriate affidavit on behalf of each one of them, are provided to the Company prior to the convening of the General Meeting;

2.14	“Nominee Company”	Israel Discount Bank Nominees Ltd.;

2.15	“Lock-up” or “Lock-up Provisions”	Prevention and/or restriction of acts or transactions in the Allocated Shares (and/or the Option Warrants to be allocated as set forth in sections 7.2 and 8 below, in connection with the Transaction, to the extent relevant), by virtue of the provisions of Section 15C of Securities Law and the Securities (Details with regard to Sections 15A and 15C of the Law) Regulations, 5760-2000, as set forth in section 15 hereof and by virtue of the provisions of any applicable law;

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2.16	“Trustee”	Tzvika Bernstein of 102 Capital Management Ltd. or any other trustee agreed upon by the parties.

2.17	“Effective Date” or “Transaction Closing Date” or “Closing Date”	Three (3) business days following the occurrence of the last of the Conditions Precedent set forth in section 19 below;

2.18	“Allocated Shares”	35,884,116 shares of the Company (prior to capital consolidation, if such consolidation of capital is made in the Company) to be allocated to MAGNA, that shall form, following their allocation, a holding at the rate of approximately 61.86% of the Company’s share capital, on a fully diluted basis, as such term is defined in section 2.6 above. It is clarified that after the Closing of Merger, the Company intends to allocate 1,794,205 Option Warrants of the Company to Mr. Eli Yoresh, so that following the allocation of such Option Warrants to Mr. Eli Yoresh, the shares allocated to MAGNA shall constitute 60% of the Company’s share capital on a fully diluted basis.

2.19	“Purchased Shares”	100% of 4Eyes’ equity, on a fully diluted basis, immediately prior to the Transaction Closing Date, excluding Option Warrants in 4Eyes which are allocated in accordance with section 8;

2.20	“Agreements with Officeholders or Service Providers”	The Services agreements to be signed with Mr. Eli Yoresh, CFO of the Company and Mr. Kfir Silberman, Controlling Shareholder of the Company, by virtue of his holding of 8,505,534 shares of the Company, constituting a holding of about 43.09% of the Company’s issued and paid up share capital as of the signing date of this Agreement (personally and through a company under his control - L.I.A. Pure capital Ltd.).

2.21	“Valuation of 4Eyes”	The valuation of 4Eyes to be commissioned by the Company from the appraiser BDO Ziv Haft, accountants. For the avoidance of doubt, if the engagement hereunder is concluded, the Company shall bear the costs involved in the preparation of the Valuation of 4Eyes (such amount will be set-off from the Company’s commitment that on the Closing Date, the total amount of cash on hand remaining in the Company is not less that NIS 5,000,000) and in the event that the engagement is not concluded, Mr. Kfir Silberman shall bear such costs and return same to the Company.

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2.22	“Private Allocation”	The allocation of the Allocated Shares and the allocated Option Warrants as provided herein, as Private Allocation in accordance with the provisions of the Securities Law.

2.23	“Ruling”	The tax Ruling in agreement to be received from the Tax Authority that shall grant MAGNA an exemption from tax for the transfer of its assets to 4Eyes, exempt from tax, as provided in Section 104A of the Ordinance and for the transfer by 4Eyes to the Company under the tax exemption provided in Section 103T of the Ordinance;

2.24	“Companies Law”	The Companies Law, 5759-1999;

2.25	“Securities Law”	The Securities Law, 5728-1968;

2.26	“Business Day”	Sundays to Thursdays, each week, other than Jewish holidays and festivals, holiday eves and/or public holidays, provided the majority of the largest four Israeli banks are open for the transaction of business;

2.27	“Maintenance Rules”	The Maintenance Rules provided in Part IV of the Stock Exchange Rules;

2.28	“Option Warrants”	2,392,275 non-negotiable option warrants or rights for shares of the Company, each exercisable into one Ordinary Share of the Company, as set forth in section 8 below;

2.29	Deleted.

2.30	“Ordinary Shares of the Company”	Ordinary shares of NIS 1 par value each in the Company’s issued and paid-up share capital;

2.31	“Ordinary Shares of 4Eyes”	Ordinary shares of NIS 0.01 par value each in 4Eyes’ issued and paid-up share capital;

2.32	“Placement Memorandum” or “Memorandum”	Description of 4Eyes’ business, as required under the Private Offering Regulations and in accordance with the First Schedule to the Securities (Details of a Prospectus and Prospectus Draft, its Form and Structure) Regulations, 5729-1969, including its Financial Statements and the schedules to the Placement Memorandum, if any;

2.33	“Free and Clear”

With reference to the Allocated Shares: Free, clear and released of any lock-up and/or debt and/or mortgage and/or charge and/or pledge and/or attachment and/or any other indebtedness or right in favor of a Third Party, including the Company’s shareholders, other than the Lock-up Provisions (as such term is defined in section 2.15 above);

With reference to the Purchased Shares: Free and clear of any pledge, charge, attachment, debt and/or any right in favor of a Third Party, including MAGNA;

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2.34	“Income Tax Ordinance” or the “Ordinance”	The Income Tax Ordinance [New Version], 5721-1961 and all the Rules, Regulations, Orders, procedures and determinations promulgated thereunder and any amendments thereto, including specifically the Rules (as defined above), all as may be amended from time to time;

2.35	“Misleading Detail”	As such term is defined in the Securities Law;

2.36	“Third Party” or “3rd Party”	Individual/ individuals who is/are not any of the parties to this Agreement;

2.37	Canceled.

2.38	“Conditions Precedent”	All the Conditions Precedent set forth in section 19 of this Agreement;

2.39	“Interim Period”	The period commencing on the signing date of this Agreement and ending on the Effective Date;

2.40	“Reporting Regulations”	The Securities (Periodic and Immediate Reports) Regulations, 5730-1970;

2.41	“Private Offering Regulations”	The Securities (Private Offering of Securities in a Listed Company) Regulations, 5760-2000;

2.42	“Interested Party Regulations”	The Securities (Transaction between a Company and its Controlling Shareholder) Regulations, 5761-2001;

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3.	Purposes of the Agreement

The purposes of this Agreement are, inter alia, to determine the conditions for the allocation of the Allocated Shares to MAGNA by the Company and the purchase of the Purchased Shares by the Company, transfer of current control in the Company to MAGNA and appointment of Directors and Officeholders on their behalf.

4.	Declarations of the Parties

The parties declare, each solely with reference to itself, that it has examined its legal and tax situation in connection with this Agreement and the Transaction and that subject to the fulfillment of the Conditions Precedent, they declare that no limitation and/or prohibition and/or prevention exist under the provisions of any agreement, whether verbally or in writing, and no prevention exists under any agreement and/or any law on their part to their entering into this Agreement and performance of their undertakings hereunder and that such parties’ entering into this Agreement and the execution hereof (subject to the fulfillment of all the Conditions Precedent set forth in section 19 below) by them do not and shall not constitute a breach of any undertakings of any of them, as applicable.

5.	Representations, Declarations and Undertakings of the Company

Further to the Company’s declarations set forth in section 4 above, the Company hereby declares and undertakes as follows:

5.1	The entering into and performance of this Agreement by the Company do not and shall not constitute a breach of any undertakings of the Company.

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5.2	The Company is a public company, as such term is defined in the Companies Law, and its shares are traded on the Stock Exchange. The Company was duly incorporated and registered under the laws of the State of Israel in 1977 and its number with the Companies Registrar is 520036062. The Company is registered with the Companies Registrar as an active company. The Company has fully and punctually paid all fees and payments due to the Companies Registrar and never received a warning on the intention to declare it a “Law Breaching Company” under the provisions of the Companies Law and is not in any state of breach vis-à-vis the Companies Registrar.

5.3	The Company’s updated Articles of Association as of the signing date of this Agreement appears in the Company’s immediate report dated December 28, 2011 [Reference No.: 2011-01-378288].

5.4	As of the signing date of this Agreement, the Company’s registered share capital consists of 22,500,000 Ordinary Shares of NIS 1 par value each; and its issued and paid-up share capital consists of 19,736,626 Ordinary Shares of NIS 1 par value each of the Company. At the Company’s General Meeting of shareholders the registered capital of the Company will be increased to 100,000,000 shares of NIS 1 par value each.

5.5	As of the signing date of this Agreement, the Interested Parties in the Company by virtue of their holdings in the Company’s shares, as reported by the Company based on the Interested Parties’ notices, are as follows:

Name of Interested Party	Position in the Company	Amount of Shares	Holding of Voting Rights in the Company (not on a fully diluted basis)
Kfir Silberman[1]	CEO	8,505,534	Approximately 43.09%

1 Kfir Silberman holds the Company’s shares through L.I.A. Pure capital Ltd. Co.

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5.6	As of the date of signing this Agreement, Kfir Silberman is the Controlling Shareholder in the Company. Mr. Kfir Silberman shall undertake, following the approval of the Transaction at the General Meeting of MAGNA and prior to the convening of the General Meeting of the Company, to vote in favor of approval of the engagement hereunder at the Company’s General Meeting of shareholders.

5.7	As of the signing date of this Agreement: (a) the Ordinary Shares of the Company, included in its issued and paid-up share capital, are listed and traded on the main list of the Stock Exchange and shall remain listed on the main list by the Effective Date; (b) to the Company’s best knowledge, no limitation and/or prohibition and/or prevention exits under the provisions of any law, the Stock Exchange Rules and directives, as at the date of signing this Agreement, with respect to allocation of the Allocated Shares to MAGNA, except for the restrictions imposed pursuant to the Stock Exchange Rules concerning “minimum share price” and “public holdings percentage”; (c) the Company is not aware of any intention to delist the Ordinary Shares from trade and/or prevent the continued trading in the Company’s securities on the Stock Exchange. Notwithstanding the above, on January 19, 2015, the Stock Exchange announced (see the Company’s notice dated January 19, 2015, Reference No.: 2015-01-014833), that under the Stock Exchange data, immediately following the expiry of the term ending on December 31, 2015, the Company does not comply with the Maintenance Rules due the cause of public holdings value (which at said date were less than NIS 5 million) and the Company was given an extension until June 30, 2015 to cure such state. According to the Stock Exchange notice, a further examination of the Company’s compliance with the Maintenance Rules should be conducted by the Stock Exchange immediately following the end of the quarter ending on June 30, 2015. On the examination date by the Stock Exchange of the public holdings value at the end of Q2, 2015, the Company did comply with the Stock Exchange Rules concerning the Maintenance Rules and therefor its shares were not transferred to trading on the maintenance list.

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5.8	As of the signing date of this Agreement, the Company neither allocated nor committed to allocate to any person and/or entity any Ordinary Shares and/or Option Warrants and/or securities of any kind whatsoever and/or rights to shares and/or other rights and has not received payment on account of the Shares and/or Option Warrants and/or such other securities and/or rights and shall not do so by the Effective Date, unless expressly provided in this Agreement (allocation of Option Warrants as set forth in section 8 below).

5.9	At the time of the signing of this Agreement, the Company did not announce any dividends which were not distributed and did not resolve on any distribution of bonus shares which were not distributed.

5.10	The Company undertakes, subject to the provisions of any law, that starting from the date of signing this Agreement and until the Closing or the expiry of this Agreement, whichever occur first, the Company’s operations shall be conducted in the ordinary course of business, and shall refrain from any distribution of dividends to its shareholders and issuance of any Company securities, unless expressly stated herein.

5.11	As of the signing date of this Agreement, the Directors serving on the Company’s Board of Directors are Messrs. Ron Weisberg (Chairman), Eli Yoresh, Shoshana Zeig , Zeev Lowenberg (External Director) and Avishay Cohen (External Director). Mr. Ido Kna’an serves as internal auditor and Mr. Kfir Silberman as CEO. The senior officeholders in the Company are named in the Company report dated January 7, 2015 “Immediate Report on Senior Officeholders Staff” [Reference No.: 2015-01-006310] (hereinafter, jointly with the Incumbent Directors: the “Officeholders”). The Incumbent Directors and the Company’s Officeholders were duly appointed and their employment conditions were duly approved. The Company has no debts and/or liabilities owing to the Incumbent Directors and/or Officeholders beyond the allowances made in the Financial Statement and beyond that stated in Annex 5.11(a).

The employment conditions of all the Officeholders and/or Directors in the Company are consistent with the Company’s duly adopted remuneration policy, in accordance with the Companies Law and the regulations promulgated thereunder, attached hereto as Annex 5.11(b). Annex 5.11(c) hereto details the employment conditions of all the Company’s Officeholders and Directors.

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5.12	As of the signing date of this Agreement, the Company is holding the subsidiaries listed in Annex 5.12 (the “Subsidiaries”). The Company has no obligations, including any commitments to make investments and/or guarantees and/or any other liabilities in and/or towards the Subsidiaries and/or any other company and/or partnership and/or venture. It is agreed that the Company shall act to immediately dissolve the Subsidiaries and file the necessary documents for dissolution of the Subsidiaries within 21 days after the signing date of this Agreement, so as to make sure that the dissolution process commences prior to the Merger Date, and that consequently after payment of the expenses involved in the dissolution of the Subsidiaries (including payment of any sanctions due by a Law Breaching Company and/or any other fines to the Companies Registrar and/or any other entities) in the amount set forth in Annex 5.12 hereto, a cash amount in the sum of NIS 5,000,000 shall remain in the Company on the Closing Date, less the Company’s liabilities set forth herein.

The Subsidiaries are free of any liabilities and/or guarantees towards Third Parties and are not in violation of any law and/or provision and/or agreement and/or undertaking, other than their debts to the Companies Registrar and their status as Law Breaching Companies. Other than the dissolution costs set forth in Annex 5.12, the Company shall not be required to make any other payments and/or incur any other expenses in connection with the Subsidiaries.

The Company is holding shares and/or securities of the companies listed in Annex 5.12(a). The Company has no obligations, including any commitments to make investments and/or guarantees and/or any additional liabilities in and/or towards such companies. Other than that stated in Annex 5.12(a), the Company does not hold any shares and/or securities whatsoever.

5.13	All the material agreements which still bind the Company and/or which include provisions that are in effect as of this day, are set forth in Annex 5.13 hereto and are in effect as of the signing date of this Agreement, and the Company is not fundamentally breaching any agreements and/or undertakings it had assumed and has no genuine concern that any of such agreements may be breached by the Company in a manner likely to cause a revocation of the agreement by the other party thereto.

5.14	As of the signing date of this Agreement, except the Ordinary Shares of the Company, the Company has no shares, options, debentures, preemptive rights or other rights to purchase shares that were issued by the Company (or an undertaking to issue such securities) and the Company did not give nor undertook to provide to any Third Party any such right and/or option to purchase shares of the Company or gave or undertook to give any rights thereto.

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5.15	The Company’s public reports as such appear on the Magna system and the Maya site of the Stock Exchange, including the Financial Statements published or to be published in the future by the Company prior to the Closing Date, were and will be prepared, as applicable, in accordance with the relevant provisions of the law on the publication date. The Company published all the reports (including immediate reports) it is required to publish under the law on the due dates and fully and punctually as required under any law, and such reports do not include any misleading and/or inaccurate details.

5.16	The Financial Statements which the Company published or shall publish prior to the Closing Date, fully and appropriately reflect and shall reflect, as the case may be, under the provisions of any law and the general accounting principles, the Company’s financial condition, its activities and results, the changes in its share capital and cash flows. Furthermore, the Financial Statements accurately reflect all the Company’s equity, assets and liabilities as of the dates of such Financial Statements, and save for that stated in such Statements, as at the Financial Statements’ dates, such constitute all the assets and/or liabilities of the Company. The Financial Statements were and will be prepared in accordance with International Financial Reporting Standards (IFRS) and the provisions of the Securities Law and the Regulations promulgated thereunder.

5.17	All the immediate and other reports published by the Company did not include any misleading details and truly and accurately reflect the Company’s business affairs and its assets and liabilities. Such reports are true, complete and accurate and include all the information concerning the Company required under the law.

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5.18	As of the signing date of this Agreement, the Company has no charges or undertakings to create charges on any of the Company’s assets and/or share capital.

5.19	As of the signing date of this Agreement, the Company did not make any guarantees for the debts and liabilities of any Third Parties whatsoever and/or undertook to guarantee the debts and liabilities of any Third Parties whatsoever.

5.20	As of the signing date of this Agreement, the Company and/or the Subsidiaries have no debts and/or liabilities, other than those listed in Annex 5.20 hereto.

5.21	On the Transaction Closing Date, the Company shall neither have any liabilities vis-à-vis Third Parties nor guarantees for the liabilities of Third Parties. The Company’s cash balance, less liabilities of the Company to Third Parties (including, without limitation, following a deduction of the liabilities set forth in Annexes 5.11(a), 5.12 and 5.20) and/or guarantees provided and/or which the Company has undertaken to provide, shall not be lower than NIS 5,000,000 (the Transaction expenses will be deducted from this amount of NIS 5,000,000). In addition, and without derogating from the aforesaid, the Board of Directors of the Company may start acting to list the Company’s shares for trade in the U.S.A. The total expenses involved in such listing will be paid from the Company’s cash, subject to the fulfillment of the following two conditions in full: (a) After payment of the above expenses and any other expenses agreed upon in this Agreement, excluding the expenses set forth in Annex 14.1, the net cash amount which remain in the Company shall not be less than at least NIS 5,000,000; (b) The total expenses shall not exceed the amount of NIS 1,000,000.

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5.22	Except as set forth in Annex 5.22 hereto, as of the signing date of this Agreement, the Company has no financial or other obligations to the Interested Parties of the Company or any debts whatsoever, including debts associated with the termination of services of Company Officeholders. The Company has neither provided any guarantee in favor of any of its Interested Parties and/or their affiliates, nor undertaken to indemnify its Interested Parties and/or their affiliates or created, in favor of such Interested Parties and/or affiliates, charges or other securities (other than in connection with Officeholders’ and Directors’ indemnification). For the purpose of this section, affiliates shall include, without limitation, any of the Controlling Shareholders of the Company’s Interested Parties.

5.23	As of August 16, 2015, the Controlling Shareholder loan, detailed in Notes 5 and 7 of the Company’s Annual Financial Statements amounts to NIS 3,166,276 and shall be repaid by the Closing Date, with immediate effect prior to the Merger and subject to the completion of the Merger which is the subject matter of this Agreement. The Company is not, and shall not be liable to tax (as such term is defined below) in connection with the Controlling Shareholder loan, from the date of creation of the loan to and including the repayment thereof. The Company was not demanded or shall be demanded in the future to pay any tax whatsoever for the Controlling Shareholder loan and/or repayment thereof. The Company referred in its Financial Statements to the Controlling Shareholder loan in accordance with the relevant tax laws.

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5.24	Except as stated in Annex 5.24 hereto, there are no civil claims or criminal indictments or legal proceedings of any kind, including arbitration proceedings, pending against the Company and/or its Officeholders, by virtue of their positions in the Company. Moreover, there are no criminal indictments or criminal proceedings of any kind, pending against the Company’s Officeholders. To the Company’s best knowledge, it is not aware of any intention to take legal proceedings against the Company and/or its Officeholders in connection with the discharge of their duties, and/or of the existence of any judgment, arbitration award or decision or judicial ruling against the Company and/or its Officeholders, in connection with the discharge of their duties, which were not fully complied with and/or in any criminal proceedings against the Company’s Officeholders.

5.25	For the purpose of sections 5.23 - 5.28, the term “tax” shall mean: all taxes, including, without limitation, income tax, corporate tax, capital gains tax, value added tax, levies, purchase tax, customs, municipal taxes, including arnona (rates and taxes), national insurance charges, fees and any other mandatory payments due to any authority under the law, and including tax withholdings at source under the provisions of any law, in Israel and outside of Israel.

5.26	As of the signing date of this Agreement, the Company is registered in the registers of the Income Tax and Value Added Tax authorities and lawfully reports thereto. Attached hereto as Annex 5.26 is the status of the Company’s reporting to such authorities and to any other tax authority. As of the signing date of this Agreement, all payments which the Company was required to pay to the above authorities arising due to causes preceding the signing date hereof, were duly paid by the Company and/or adequate reserves for the payment thereof were made in the Financial Statements.

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5.27	The Company has obtained final tax assessments from the relevant Tax Authorities for all the fiscal years up to 2012. The Company’s deductions file account and income tax file are attached hereto as Annex 5.27. The Company and/or Subsidiaries did not receive any demand or claim from the Tax Authorities and no negotiations are conducted with the Tax Authorities regarding the open tax assessments.

5.28	The Company and Subsidiaries have timely filed all reports, declarations, notices or any other documents required to be filed by them to the Tax and/or other Authorities. All the figures appearing in the Financial Statements as tax debts and/or tax reserves reflect the Company’s tax liability to the Tax Authorities as of the dates in which such were made and the adequate reserves in accordance with generally accepted accounting principles and the Company has no tax liability with respect to the relevant dates which was not reflected in the Financial Statements. All taxes due for payment by Company were fully and punctually paid or are reflected as tax reserves in the Financial Statements. The Company paid advances to the Tax Authorities under any law. The Company is not a party to any proceedings concerning any assessment, protest, appeal or leave to appeal in tax matters. No (open) investigation was or is carried out against the Company and/or its Officeholders by any Tax Authority and the Company is not aware of any intention of any tax or other authority to commence such investigation against the Company in connection with any tax liability of the Company. There is no demand, and to the Company’s knowledge no demand is expected, regarding the payment of any tax, other than current payments regularly and continuously paid by the Company. The tax returns and/or all other reports filed by the Company in connection with its tax liability are true, complete and accurate. None of the Company and/or its Subsidiaries shall be required to pay any taxes for the period ending on the Closing Date, save for payments expressly reserved in the Financial Statements and payments for the period following the Financial Statements’ date.

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5.29	As of October 6, 2015, the Company’s cash balance is not less than NIS 4,310,021 (in words: Four million, three hundred and ten thousand and twenty one Israeli Shekels); Details of the Company’s credit and debit balances in the bank accounts maintained by the Company and details of the balances and holdings in the Company’s securities accounts, as of the signing date of this Agreement, are attached hereto as Annex 5.29. The details of all the Company’s bank accounts, signatory rights and balances therein as of the signing date, are attached hereto as Annex 5.29.

5.30	It is hereby agreed that on the Transaction Closing Date the total amount of cash on hand remaining in the Company shall not be less than NIS 5,000,000 (namely, total (cash) assets, less the Company’s liabilities (including, without limitation, less the liabilities set forth in Annexes 5.11(a), 5.12 and 5.20). The following Transaction costs shall be deducted from the above amount: Payments to attorneys for preparation of the Placement Memorandum, convening of the General Meeting, preparation of the Merger Agreement and for the other legal acts required for the purpose of execution this Agreement, payment to accountants for preparation of the Company’s Financial Statements, payment for the appraiser for making the Valuation and payment to the tax consultant for obtaining the preliminary Ruling from the Tax Authorities, all as set forth in Annex 14.1. In addition, and without derogating from the aforesaid - the Board of Directors of the Company may start acting to list the Company’s shares for trade in the U.S.A. The expenses involved in such listing will be paid from the Company’s cash, subject to the fulfillment of the following two conditions in full: (a) After payment of the above expenses and any other expenses agreed upon in this Agreement, excluding the expenses set forth in Annex 14.1, the net cash amount which remain in the Company shall not be less than NIS 5,000,000; (b) The total expenses set forth above shall not exceed the amount of NIS 1,000,000. The Company is aware that in accordance with the Ruling, it is possible that certain limitations shall be imposed on the Company with respect to its holdings in the shares of 4Eyes to be transferred to it, and it undertakes to act in accordance with the Ruling and to refrain from breaching such limitations (if and to the extent such limitations are imposed).

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5.31	Deleted.

5.32	Deleted.

5.33	Except as set forth in Annex 5.33, as of the signing date of this Agreement, the Company has no employees, no employer - employee relationships between the Company and any of its Officeholders and the Company is not under any duty to report to the National Insurance Institute. Furthermore, the Company shall reach an agreement with all its employees, that subject to the Closing of the Transaction which is the subject matter hereof, the employment of such employees will be terminated and as of such date onwards, the Company shall have no duties and/or obligations vis-à-vis such employees. All the amounts due to the Company’s employees, as set forth in Annex 5.33 under the law or any contract for their employment term and/or its termination, including with respect to salary, bonuses, Income Tax deductions, National Insurance, vacation, vacation redemption rights, convalescence, severance pay, managers’ insurance and provident and pension funds’ payments and other social benefits owing to the employees, were fully paid, or fully reserved in the Financial Statements until the relevant date. There is no legal, contractual and/or other prevention to terminate the employment of any of the Company’s employees by up to thirty (30) days prior notice.

5.34	On the Closing Date, all management and/or employment agreements and/or any other undertakings of the Company (if any) towards the Company’s Interested Parties and/or Officeholders and/or employees shall expire or be terminated, after making the final accounting with each of the Service Providers and/or Officeholders and after the latter duly provide their consent to the Company for the aforesaid.

5.35	As part of the due diligence conducted by 4Eyes and MAGNA to the Company and/or Subsidiaries and under the demands of 4Eyes and MAGNA, from time to time, the Company shall provide them all the information they may require in order to conduct the due diligence and examination of the Company’s business. For the avoidance of doubt, it is clarified that with reference to the Company’s assets and/or liabilities, full disclosure was provided, as required under the law in the Company’s annual/ periodic/ quarterly Financial Statements, which are published to the public. In addition, the Company shall do its utmost in order that 4Eyes and MAGNA receive answers to all the questions presented, based on the materials provided to them as part of the due diligence. The Company undertakes to immediately inform 4Eyes and MAGNA of any material changes in the representations, starting from signing date up until the Effective Date.

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5.36	Except as set forth in Annex 5.36 hereto, no intermediary, agent, broker, investment banker, investment consultant, financial adviser or any other person or entity, whether or not such entity is employed by the Company, is and/or shall become entitled to brokerage fees and/or commission and/or any other payment from the Company in connection with the Transaction which is the subject matter of this Agreement and/or consummation thereof. The tax liability for payment of the commission set forth in Annex 5.36 shall exclusively apply to the commission recipient. To the extent the commission recipient does not provide an exemption from withholding of tax at source no later than 7 days prior to the Closing Date, to MAGNA’s satisfaction, tax shall be withheld at source from the commission amount at the rates prescribed by law.

5.37	Canceled.

5.38	The Company is aware that the Offerees and 4Eyes are entering into this Agreement with the Company, inter alia, based on the Company’s representations set forth in this section 5 above and in reliance on the Company’s undertakings set forth in this Agreement. Such representations are correct in any material respect also on the Effective Date (except for representations that by their nature are given and true as at the signing date of this Agreement only).

6.	Declarations and Undertakings of 4Eyes and MAGNA

Further to their declarations as set forth in section 4, 4Eyes and MAGNA each declares, to the best of its knowledge and each solely with reference to itself and 4Eyes, as the case may be, as follows:

6.1	The entering into and performance of this Agreement by the Offerees and 4Eyes do not and shall not constitute, subject to the fulfillment of the Conditions Precedent, a breach of any of their undertakings.

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6.2	All the shares of 4Eyes (whose entire issued and paid-up share capital is intended to be transferred to the Company in this Transaction) shall be Free and Clear on the Closing Date.

6.3	4Eyes is a private company limited by shares, incorporated in Israel and registered on July 16, 2015 with the purpose of absorbing the car activity assets for merging into the listed company, and its number with the Companies Registrar is 515287480. The Company is registered with the Companies Registrar as an active company and did not receive any notice regarding an intended delisting from the Companies Registrar. Copies of 4Eyes’ certificate of incorporation and incorporation documents updated and true as of the date of signing this Agreement, together with a certification of 4Eyes attorneys as to their being updated and true on the signing date hereof are attached to this Agreement as Annex 6.3.

6.4	As of the signing date hereof, 4Eyes’ registered share capital is NIS 10,000, consisting of 1,000,000 Ordinary Shares of 4Eyes of NIS 0.01 par value each; and the issued and paid-up share capital of 4Eyes consists of 100,000 Ordinary Shares of NIS 0.01 par value each which were allocated to MAGNA for the purpose of absorbing the Car Safety Field activities through devices installed in the Car, under Section 104A of the Ordinance.

6.5	MAGNA and the holders of 4Eyes’ Option Warrants, to whom shares and Option Warrants in 4Eyes were allocated and their holdings in the issued and paid-up share capital of 4Eyes as of the signing date hereof are as set forth in Annex 6.5;

Except as set forth in Annex 6.5 to this Agreement, MAGNA hereby declares that as of the signing date of this Agreement, it does not hold, directly or indirectly, any securities of the Company, and that as of the signing date of this Agreement, there are no agreements of any kind whatsoever, between anyone on behalf MAGNA, and the holders of shares in the Company and/or the holders of securities in the Company, with respect to the purchase or sale of securities of the Company or the voting rights therein or in connection with MAGNA’s future rights to the Company’s shares;

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6.6	As of the signing date of this Agreement, other than the Ordinary Shares, 4Eyes did not issue any shares, options, debentures, preemptive rights or other rights to purchases shares (or made any undertaking to issue such securities); 4Eyes did not undertake to allocate to any person and/or entity any Ordinary Shares and/or Option Warrants to purchase shares and/or securities of any kind whatsoever and/or rights to shares and/or other rights of 4Eyes and did not receive payment on account of the Shares and/or Option Warrants and/or such other securities and/or rights, and shall not do so by the Effective Date, unless expressly provided in this Agreement.

6.7	The Directors of 4Eyes are: Chaim Siboni, Tzur Dat and a representative of Aeronautics Ltd.

6.8	4Eyes’ intellectual property and the rights to its intellectual property are detailed in the Placement Memorandum.

6.9	4Eyes did not announce any dividends which were not distributed and the Board of Directors of 4Eyes did not resolve on any distribution of bonus shares and/or dividends which were not distributed.

6.10	4Eyes’ Pro-forma Reports were prepared in accordance with generally accepted accounting principles and give a fair and accurate report of 4Eyes’ financial condition, assets and liabilities as at the dates set forth therein and the results of its operations for the periods therein referred, as if the assets and operations of 4Eyes existed and took place in 4Eyes during the relevant periods. The Company’s Financial Statements will be appended by the date of convening the General Meeting, as Annex 6.10 to this Agreement.

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6.11	Upon conclusion of preparation of 4Eyes’ Financial Statements, MAGNA shall provide its representation with regard to the equity of 4Eyes as of June 30, 2015.

6.12	Since the signing date of 4Eyes’ Pro-forma Reports, no material adverse change occurred in anything relating to 4Eyes, and MAGNA and 4Eyes are not aware of any such event which may lead to any such adverse change.

6.13	4Eyes’ reports were prepared in accordance with International Financial Reporting Standards (IFRS) and the provisions of the Securities Law and the Regulations promulgated thereunder.

6.14	To the report prepared for the convening of a meeting of the Company’s shareholders for the approval of the Transaction and all other necessary acts provided in this Agreement, if and to the extent the approval of the meeting is required for such acts, the Placement Memorandum of 4Eyes shall be attached, prepared in accordance with the provisions of the Securities Law and the Regulations promulgated thereunder, as well as 4Eyes’ Financial Statements as of July 16, 2015 (and to the extent so required under the provisions of the Securities Law and the Regulations promulgated thereunder, 4Eyes’ reports will be updated and made to the dates prescribed under the provisions of the Securities Law and the Regulations promulgated thereunder).

6.15	As part of the due diligence conducted in 4Eyes by the Company and in accordance with the Company’s demands, as such may be prior to the date of publication of the invitation for convening the General Meeting, 4Eyes and/or the Offerees, as the case may be, have and/or shall transfer, as the case may be, to the Company all the relevant information, data and knowledge which the Company needs in order to conduct the due diligence and investigation of 4Eyes’ business and no relevant information was withheld and it has no knowledge of any missing information which might materially influence the judgement of a reasonable person making decision as to the entering into this Agreement. Furthermore, they have and are making their best efforts that the Company will receive answers to all the questions which the Company has or will present, either alone or through others, such as attorneys, accountants, appraisers, etc., based on the materials provided or to be provided to the Company as part of the due diligence. 4Eyes is aware that the Company is entering into this Agreement in reliance on the representations set forth in section 6 above. For the avoidance of doubt it is clarified, that nothing in the aforesaid may exculpate and/or derogate from their liability for the representations provided by them in this Agreement. 4Eyes undertakes to immediately inform the Company of any material changes in the representations, starting from signing date up until the Effective Date.

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6.16	As of the signing date of this Agreement, no charges are registered on the assets of 4Eyes in the registers of the Companies Registrar and/or Register of Pledges and/or Lands Registrar and no charges or undertakings to create further charges are imposed on any assets of 4Eyes.

6.17	As of the signing date of this Agreement, no guarantees or undertakings to provide guarantees to any Third Parties were given prior to the Closing of the Transaction.

6.18	As of the signing date of this Agreement, 4Eyes has not taken any loans and has no undertakings towards Third Parties, other than the undertakings arising from this Agreement, including attorneys’ and accountants’ fees and additional costs in the amount of up to NIS 150,000 plus VAT that will be paid by the Company and from its cash balance in addition to the expenses set forth in Annex 14.1, even if the Transaction is not closed for any reason whatsoever. In the event that the Transaction is closed, the amount set forth in Annex 17.2.15 (as well as the amounts set forth under Annex 14.1) will be deducted from the cash amount of NIS 5 million remaining with the Company on the Closing Date.

6.19	Save as detailed in the Placement Memorandum, on the Closing Date there shall be no current or future financial liabilities of any of the Offerees towards 4Eyes and/or of 4Eyes towards any of the Offerees.

6.20	4Eyes and the Offerees shall provide the following, within 30 days after the signing of this Agreement: 1) The final duly prepared Placement Memorandum, as defined in section 2 above, and 2) 4Eyes’ Pro-forma Reports (to the extent such are required), including as of June 30, 2015, prepared in accordance with International Financial Reporting Standards (IFRS) and in accordance with the provisions of the Securities Law and the Regulations promulgated thereunder, signed by the competent organs (hereinafter: “4Eyes Pro-forma Reports”) as at the dates required for preparation of the Placement Memorandum in accordance with the Private Offering Regulations (and any amended reports thereto as may be required).

6.21	The Placement Memorandum (excluding the Valuation to be attached thereto) to be filed for approval of the Company’s organs and published by means of an immediate report (including the Reports of 4Eyes and the Placement Memorandum Annexes (if any) will be appended as Annex 6.21 to this Agreement and shall form an integral part of the declarations and representation of both 4Eyes and the Offerees under this Agreement. The parties’ execution of this Agreement constitutes their consent for publication of the Placement Memorandum as described above.

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6.22	No material details shall be omitted from, and no Misleading Details shall be included in the Placement Memorandum and it shall be prepared in accordance with the provisions of the Securities Law and the Regulations promulgated thereunder.

MAGNA will declare, upon the signing of the Placement Memorandum, that such Memorandum contains all the relevant information necessary about 4Eyes’ operation under the provisions of the Securities Law and the Regulations promulgated thereunder and that it includes no Misleading Details as such term is defined in the Securities Law and the Regulations promulgated thereunder.

6.23	Following the submitting of the Placement Memorandum for approval by the Company’s organs, 4Eyes shall do nothing which is not in the ordinary course of business or likely to have material adverse effect on the state of its business, equity, profitability, assets and/or liabilities. 4Eyes shall keep the Company informed of any such changes.

6.24	The Offerees are aware, that by virtue of the provisions of Section 15C of the Securities Law and as provided in section 15 below, transactions in the Allocated Shares allocated thereto by the Company, as part of the Transaction which is the subject matter of this Agreement, may be subject to limitations and/or restrictions and they undertake to comply with any limitations imposed upon them by said Section and to refrain from making any transactions with such shares which may be considered as a public offering of these shares, contrary to the provisions of the law.

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6.25	The Offerees are aware that in addition to and separately from the Lock-up Provisions under the provisions of the Securities Law, the Allocated Shares may be locked in accordance with the provisions of the Ruling and they agree that such Lock-up shall apply to the entire period determined in the Ruling, subject to their approval and consent to the final version of the Ruling.

In addition, MAGNA shall undertake not to sell any of the shares that will be allocated to it under this Agreement for a period of 24 months following the Transaction Closing Date (hereinafter: the “Contractual Lock-up Period”). For securing MAGNA’s contractual obligation to refrain from selling its shares, such shares will be deposited during the Contractual Lock-up Period with a Trustee, so that only at the expiry of 24 months following the Transaction Closing Date, such shares shall be transferred from the Trustee to MAGNA and MAGNA would be able to sell its shares in the Company subject to the provisions of any law.

It is, however, clarified that subject to any law and the Ruling, MAGNA may sell up to 5% of its holdings in the shares of the Company (hereinafter: the “Released Shares”) and such Released Shares will be transferred to MAGNA at its request.

6.26	Subject to the fulfillment of all the Conditions Precedent as set forth in this Agreement, MAGNA and 4Eyes (in respect of the undertakings each of them assumes hereunder): (a) has full corporate authority to enter into this Agreement; and (b) is not subject to any limitation and/or prohibition and/or prevention on its entering into this Agreement and performing its undertakings hereunder; and (c) no Third Party approvals or consents are required in connection with the signing of this Agreement or performance of its provisions; and (d) the entering into or performance of this Agreement shall not constitute a breach of any existing and/or contingent undertakings of 4Eyes and/or MAGNA towards any Third Parties whatsoever, including among themselves, under any existing shareholders’ agreements, if any, or the Articles of Association of 4Eyes.

6.27	4Eyes and MAGNA are aware that the Company is entering into this Agreement with them, inter alia, based on the representations set forth in this section 6 above and in reliance on their respective undertakings set forth in this Agreement. Such representations would be correct in any material respect also as of the Effective Date (except for representations that by their nature are given and are true as of the signing date of this Agreement only).

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7.	The Transaction

On the Closing Date, subject to the fulfillment of the Conditions Precedent set forth in section 19 below, the following acts shall be performed:

7.1	Purchase of 4Eyes Shares

In exchange for the allocation as set forth in section 7.2 below, the Company shall purchase the Purchased Shares, being Free and Clear.

7.2	Allocation of the Allocated Shares

On the Transaction Closing Date, and in exchange for the transfer of the Purchased Shares to the Company, the Company will allocate the Allocated Shares to MAGNA (and also allocate the Option Warrant as set forth in section 8 below), as follows:

Allocation of the Allocated Shares: The Company will allocate the Allocated Shares to MAGNA, being Free and Clear. Allocation of the Allocated Shares shall be made in accordance with the Cap-Table, as set forth in Annex 7.3 attached to this Agreement.

7.2.1	Deposit of Allocated Shares with the Trustee to secure the provisions of the tax Ruling: On the Closing Date, the Company will allocate the Allocated Shares and immediately upon such allocation they will be transferred to a Trustee to be chosen by MAGNA, with whom an escrow agreement will be entered in the form to be appended prior to the Transaction Closing Date (such Trustee will be responsible for opening the Escrow Account), this, for the purpose of compliance with the Lock-up Provisions by virtue of the Ruling and/or the Ordinance and in order to ensure compliance with any other acts required under the Ruling. Together with and subject to the allocation of the Allocated Shares to MAGNA, MAGNA will sign an appropriate indenture concerning compliance with the provisions of the Ruling and the deposit of the Allocated Shares with the Trustee. It is also clarified, that subject to that stated in the Ruling, the voting rights by virtue of the shares so allocated to MAGNA shall be maintained by MAGNA and it shall vote such shares by means of instructions to be given to the Trustee holding the shares in trust, in accordance with the provisions of the escrow agreement or any special and separate instruction directly given to the Trustee (by each of the shares/options holders) at his/its discretion, subject to the provisions of any applicable law.

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Moreover, on the Closing Date, the shareholders of the Company listed in Annex 7.2.1 as such will be attached to this Agreement no later than 3 business days prior to the Closing Date, will deposit with the Trustee any shares remaining in their hands immediately prior to the General Meeting and these shareholders will sign an appropriate indenture regarding compliance with the provisions of the Ruling. In this context, it is noted that the Company and the Controlling Shareholder shall see to it, that to the extent that prior to the Transaction Closing Date any shareholders of the Company are considered as shareholders subject to the Lock-up restrictions by virtue of the Ordinance (as such term is defined below), then such securities held by the said shareholders shall be also deposited with the Trustee and they too will sign the appropriate indenture as aforesaid.

In that regard, shareholders who are subject to the Lock-up restrictions by virtue of the Ordinance mean:

Controlling Shareholders, as such term is defined in the Ordinance (excluding a provident fund and mutual fund), namely a person who holds or is entitled to acquire, directly or indirectly, alone or together with his/her relative, one of these: (1) at least 5% of the Company’s issued share capital; (2) at least 5% of the voting power in the Company; (3) the right to receive at least 5% of the Company’s profits or of its assets upon winding up; (4) the right to appoint a director. As to the manner of calculation of such rights, for example, holding of 5% of the Company’s issued and paid-up share capital prior to the Transaction Closing Date, means, shareholders that will hold, following the Transaction Closing Date, for example, shares equivalent to 5% of the Company’s issued and paid-up share capital, prior to the Transaction Closing Date.

Notwithstanding the foregoing, provided that under the Ruling, MAGNA is entitled to immediately sell 10% of the share capital allocated to it in the Company on the Closing Date, MAGNA agrees to transfer to the shareholders of the Company (including shareholders who purchase shares in the framework of capital raising and/or such shareholders considered subject to the Lock-up restrictions by virtue of the Ordinance) whose shares are locked as aforesaid, the right, pro-rata among them, to sell locked shares, in the amount of 5% of the share capital allocated to MAGNA in the Company (hereinafter: the “Transferred Rights”). It is clarified that 50% of the Transferred Rights (as defined above) to sell shares will be transferred to the holders of Option Warrants and 50% of the Transferred Rights (as defined above) will be transferred to the shareholders of the Company.

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7.3	The shares allocated to MAGNA (other than the Released Shares) will be allocated in the name of the Nominee Company to the credit of a bank account to be opened by the Trustee, to the benefit of the Offeree MAGNA (hereinafter: the “Escrow Account”) and held in trust by the Trustee, in the Escrow Account, to the benefit of the Offeree according to an agreement to be entered between them by the Closing Date, for securing the Contractual Lock-up hereunder, as such term is defined in section 7.5 below.

7.4	It is agreed that the cost value, for tax purposes, to be provided by the Company to the Nominee Company, will be the value provided to the Company by MAGNA, at least three days prior to Closing Date and in accordance with the conditions of the Ruling obtained by MAGNA. Notwithstanding the above, to the extent that MAGNA delivers a certificate from the Tax Authorities concerning the cost value for tax purposes, as provided by the Company to the Nominee Company, then the Company shall issue a notice on the cost value in accordance with such certificate.

7.5	The Allocated Shares will be allocated to the Offerees in accordance with the Ruling, being Free and Clear (except that such shares are subject to the Lock-up Provisions as defined above and to the Contractual Lock-up conditions as set forth in section 6.25 above (hereinafter and herein below: the “Contractual Luck-up”)) and except with respect to their undertaking (namely, any of them bound by such restriction under the law and/or the Ruling) not to breach the provisions of the Ruling and in consideration thereof the Offerees shall transfer to the Company 100% of 4Eyes’ issued and paid-up share capital, being Free and Clear.

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8.	Allocation of Option Warrants to Service Providers of 4Eyes

8.1	Immediately prior to the Closing, 4Eyes shall allocate Option Warrants to Victor Tshuva & Co. for the services provided to 4Eyes as set forth in Annex 8.1, with immediate effect prior to the Merger Date (Pursuant to Section 3(i) of the Income Tax Ordinance). The Option Warrants in 4Eyes and/or the shares resulting from the exercise thereof shall be non-negotiable and non-transferable and/or non-saleable and may be exclusively used for exercising the Company’s Options. As part of the Merger and on the Transaction Closing Date, the Company will allocate to Victor Tshuva & Co. Option Warrants conferring non-negotiable and non-transferable and/or non-saleable rights into Company shares, the receipt of which by Victor Tshuva & Co. and the exercise thereof shall only be done by way of stock exchange of 4Eyes shares for Company shares. Upon exercising 4Eyes’ Option Warrants into 4Eyes’ shares, the shares of 4Eyes shall be automatically exchanged into Company shares, as part of the exercise of the rights into Company shares that shall be allocated to Victor Tshuva & Co. (pursuant to Section 3(i) of the Income Tax Ordinance), which were substituted for the Option Warrants allocated to them in 4Eyes (hereinafter: the “Option Warrants’ Holders”). The terms and conditions underlying the Option Warrants and any adjustments therein and including the amount of such Option Warrants are set forth in Annex 8.1 attached to this Agreement.

It is agreed that the process by which the Option Warrants are exercised will be as follows: the Option Warrants’ Holders in 4Eyes shall exercise their Option Warrants, at their discretion, into shares of 4Eyes and in consideration for the shares of 4Eyes, the 4Eyes Option Warrants’ Holders will automatically receive shares of the Company as part of the exercise of the options in the Company. The Company shares resulting from the exercise of the rights into shares as aforesaid shall be listed for trade on the Stock Exchange and shall be transferable subject to any law and the Ruling.

9.	Replacement of Directors

On the Effective Date, and subject to the approval of the General Meeting of Company’s Shareholders, up to 4 additional members will be appointed to the Company’s Board of Directors, the identity of whom will be determined by MAGNA by written notice to be delivered immediately prior to the date of publication of the report prepared for the convening of the General Meeting of the Company’s shareholders. The necessary written consents and declarations of the new Directors will be attached to said notice as required under the provisions of any law. Mr. Chaim Siboni will be appointed as CEO of the Company.

Simultaneously, and in the framework of convening such General Meeting, the Company will announce the termination of service of the following Directors: Mrs. Shoshana Zeig and Ron Weisberg; and subject to the approval of the Meeting for: (a) termination of service of the above Directors, and (b) appointment of the new Directors, the Company will be provided with a letter of irrevocable waiver of any claims, suits or demands against the parties hereto, in the form attached to this Agreement as Annex 9. It is clarified that subject to their appointment by the Meeting, the compensation of the Directors so appointed will be in the minimum amount prescribed under the Companies (Rules Regarding Compensation and Expenses for External Directors) Regulations, 5760-2000;

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10.	Appointment of CEO and his Employment Conditions; Transferred Employees

10.1	On the Effective Date, the Company’s current CEO, Mr. Kfir Silberman, will provide a notice of his resignation from the position of CEO and such notice shall take immediate effect, and deliver a letter of irrevocable waiver of any claims, suits or demands against the parties hereto, in the form attached to this Agreement as Annex 10.1.

10.2	Simultaneously with the notice of the current CEO of his resignation from his position, Mr. Chaim Siboni will be appointed as CEO of the Company. The employment and service conditions of Mr. Chaim Siboni as CEO of the Company will be in accordance with the employment agreement entered with him and as agreed upon by the parties prior to the date of convening the General Meeting of the Company’s shareholders and will be attached hereto as Annex 10.2, all subject to approval of his employment and service conditions by the competent corporate organs, including the approval of the General Meeting of Company shareholders, as provided in section 17 below.

10.3	The Company shall enter into a consultation agreement with Mr. Kfir Silberman in the form agreed upon by the parties prior to the date of convening the General Meeting of the Company and attached as Annex 10.3 hereto.

10.4	The Company shall enter into an agreement pursuant to which Mr. Eli Yoresh will continue to provide services to the Company in the position of CFO or equivalent, in the form agreed upon by the parties prior to the date of convening the General Meeting of the Company and attached as Annex 10.4 to this Agreement.

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11.	Exculpation and Indemnification Letters

On the Effective Date, and subject to the approval of the Company’s General Meeting of shareholders, the Directors and Officeholders to be appointed on the Effective Date will be given exculpation and indemnification letters in the forms attached hereto as Annex 11 (or in a form otherwise agreed upon among the Company, the Controlling Shareholder and MAGNA), including on the issues deriving from the Placement Memorandum, Valuation of 4Eyes and the private allocation and in addition, on the Effective Date such new exculpation and indemnification letters will be given to all Directors and Officeholders of the Company, including any of them who are considered to be Controlling Shareholders. As part of the invitation published by the Company on the convening of the General Meeting for approval of the Transaction which is the subject matter of this Agreement, and subject to the Meeting’s approval, it will be approved that the existing and future Directors and Officeholders of the Company from time to time, including Directors and Officeholders of the Company who are considered to be Controlling Shareholders, will be entitled to such exculpation and indemnification letters in the above form, all subject to the provisions of any law.

12.	Directors’ and Officeholders’ Liability Insurance

On the Effective Date and subject to the approval of the General Meeting of shareholders:

12.1	The existing Directors’ and Officeholders’ liability insurance policy will be extended to include the Company’s new Directors and Officeholders as well as additional Directors and Officeholders to the extent any such additional Directors and Officeholders are added to the Company and 4Eyes from time to time. In case the existing insurance status is not altered, the said policy terms and conditions will be as detailed in Annex 12.1.

12.2	The Company will maintain a Run-Off Directors’ and Officeholders’ liability insurance policy for events occurring prior to the Effective Date, this from the Effective Date and onwards for a period of seven (7) years and under such conditions and scope of not less than the conditions of the Company’s existing policy as of the signing date of this Agreement. Such insurance policy shall cover the Directors and Officeholders who served in the Company prior to the Effective Date.

13.	Increase of the Company’s Registered Share Capital and Amendment of the Articles of Association

13.1	On the Effective Date and subject to the approval of the General Meeting of shareholders of the Company and as one of the Conditions Precedent for Closing the Transaction, the Company’s registered share capital will be increased to 100,000,000 Ordinary Shares of NIS 1 par value each.

13.2	In addition, in the framework of convening the General Meeting, the matters on the agenda of which are set forth in section 17.2 below, one of the matters will be the replacement of the Company’s Articles of Association in accordance with the version attached to this Agreement as Annex 17.2.6, unless MAGNA resolves to waive such replacement of the Articles of Association.

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14.	Repayment of Owners’ Debt Balances to the Company

14.1	After the signing of this Agreement, the Company shall act to take any necessary actions for securing repayment to the Company of any debts owing by the owners, so that following the Transaction Closing, the net equity of the Company, in cash, less the Company’s liabilities (including, without limitation, deduction of the liabilities set forth in Annexes 5.11(a), 5.12 and 5.20), will amount to no less than NIS five (5) million in cash. The following Transaction expenses will be deducted from the above amount: Payment of attorneys’ fees for preparation of the Placement Memorandum, convening of the General Meeting, preparation of the Merger Agreement and other legal acts required for the purpose of execution of this Agreement, payment to accountants for preparation of the Company’s Financial Statements, payment for the appraiser for making the Valuation and payment to the tax consultant for obtaining the preliminary Ruling from the Tax Authorities, all as set forth in Annex 14.1.

14.2	Repayment of the shareholders’ loan balance shall be completed immediately prior to the Transaction Closing and constitute a condition for such Closing.

15.	Prevention or Restriction of Transactions in the Allocated Shares

The general lock-up provisions provided under any law including the Lock-Up Provisions provided in Section 15C of the Securities Law, 5728- 1968 shall apply to the securities offered under this Agreement.

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16.	Interim Period

16.1	The following provisions shall apply in the period commencing on the signing date of this Agreement and up until the Closing Date or expiry of this Agreement, whichever occurs first (hereinafter: the “Interim Period”), unless the other parties’ prior written consent to act otherwise is obtained and except for the execution of any acts expressly permitted hereunder:

16.1.1	4Eyes will be managed in the ordinary course of its business and no acts or undertakings will be taken which may adversely affect the Company’s financial condition;

16.1.2	The Company shall not effect any transactions that may result in changes in the declarations and representation set forth above, to the extent such transactions are under its control, and no acts or undertakings shall be taken which may adversely affect the Company’s financial condition;

16.1.3	Neither the Company nor 4Eyes shall modify its capitalization and/or Articles of Association, other than as set forth herein;

16.1.4	Neither the Company nor 4Eyes shall effect transactions in which any of the Officeholders and/or Interested Parties therein are personally interested, including modifications of employment conditions and save as provided in this Agreement;

16.1.5	Neither the Company nor 4Eyes shall allocate new shares or distribute options or rights to shares and shall not change the exercise prices and/or exercise amounts of the existing convertible securities in the Company, save as set forth in this Agreement;

16.1.6	Neither the Company nor 4Eyes shall make and/or undertake to make any investment, including investments in the Company/ 4Eyes, as the case may be, and/or in any partnership and/or venture and/or share capital and/or other rights and shall not purchase assets and/or bind itself in any undertakings whatsoever;

16.1.7	Neither the Company nor 4Eyes shall alter the rights attached to their respective shares;

16.1.8	Neither the Company nor 4Eyes shall conduct a “distribution” (as such term is defined in the Companies Law);

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16.2	During the Interim Period, each party will inform the other party in writing of:

16.2.1	Any notice of a party alleging that such party’s consent is required for the Closing of the Transaction and was not included in the representations set forth in this Agreement;

16.2.2	Any claim, demand or contention against any of the parties, which came to its knowledge or instituted against such party during the Interim Period and was not included in the representations set forth in this Agreement;

16.2.3	Any material change in the correctness of the representations provided by them, in this Agreement, the ancillary agreements or annexes thereto and any material change, material event or change or occurrence which may adversely affect their activities or business;

16.2.4	Any material adverse change in any of the representations provided by any of the parties hereunder and/or the business and/or financial condition of the Company and/or 4Eyes, which may influence the Company and/or 4Eyes and/or their equity and/or assets and/or liabilities;

16.3	The parties shall cooperate and provide any information required by the Company for the purpose of reporting to the Securities Authority and/or the Stock Exchange and the Company’s shareholders in connection with this Agreement. Moreover, during the Interim Period, the parties shall act jointly and assist one another as far as possible, all in order to advance the fulfillment of all the Conditions Precedent.

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17.	Acts to be Performed prior to the Effective Date

From the date of signing this Agreement until the Effective Date:

17.1	The Company will prepare and publish invitation documents for the convening of the General Meeting of the Company and the required reports concerning the Transaction and the various engagements detailed in this Agreement, including publication of a Transaction Report, in accordance with the Securities Law, the Securities (Transaction between a Company and the Controlling Shareholder therein) Regulations, 5761-2001, which shall also constitute an Exceptional Private Offering, in accordance with the Securities (Private Offering of Securities in a Listed Company) Regulations, 5760-2000, and any other necessary Regulations (the “Transaction Report”). The Transaction Report will also include the Company’s Pro-forma Report, in accordance with the provisions of Regulation 9A of the Reporting Regulations to the extent such are required under the said Regulations. 4Eyes shall assist the Company to prepare a due operations memorandum of 4Eyes under the provisions of the Securities (Details of a Prospectus and Draft Prospectus - its Form and Structure), 5729-1968 (the “Memorandum” or “Placement Memorandum”). 4Eyes will also fully cooperate as appropriate under the circumstances in connection with the preparation of all the necessary documents required for performance of the Agreement and execution of the Transaction.

17.2	Subject to receipt of all documents required for convening the General Meeting, as provided in the Securities Law and/or the relevant Regulations promulgated thereunder, including, without limitation, the Private Offering Regulations, the Reporting Regulations and Interested Party Regulations (namely, a final Memorandum ready for reporting, audited and reviewed Financial Statements prepared under the requirements of the Law and a final Valuation) prior to and by no later than November 10, 2015, the Company will convene the General Meeting, prior to and by no later than December 15, 2015. In the General Meeting all the Transactions set forth in this Agreement will be duly presented for the approval of the Company’s shareholders, in accordance with the Transaction Report (“Approval of the General Meeting”), including:

17.2.1	Approval of the Transfer of Assets Agreement between MAGNA and 4Eyes.

17.2.2	Approval of the purchase of 4Eyes’ shares.

17.2.3	Approval of the Services Agreement between MAGNA and 4Eyes that will be attached hereto as Annex 17.2.3.

17.2.4	Approval for execution of allocation of the Allocated Shares to the Offerees and of the Option Warrants to the Service Providers of 4Eyes.

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17.2.5	Increase of the Company’s Registered Share Capital and amendment of the Articles of Association accordingly, as shall be required for the Transaction Closing and in accordance with the provisions of section 13.2 above.

17.2.6	Replacement of the Company’s Articles of Association with such Articles of Association to be appended, to MAGNA’s satisfaction, by the convening date of the Company’s General Meeting as Annex 17.2.6 hereto.

17.2.7	Approval of appointment of the Offerees’ Directors and 4Eyes on the Closing Date to the Company’s Board of Directors, instead of the Directors Mrs. Shoshana Zeig and Mr. Ron Weisberg.

17.2.8	Approval of the appointment of Mr. Chaim Siboni as CEO of the Company (the current CEO will leave his position) and approval of the terms and conditions of the CEO’s service and employment in accordance with the agreement entered with him and as required under the law.

17.2.9	Approval to provide exculpation and indemnification letters to the Directors and Officeholders on behalf of the Offerees in the form attached hereto as Annex 17.2.9, by the date of convening the General Meeting of the Company, including on the issues deriving from the Placement Memorandum, the Valuation of 4Eyes and the allocation to the Offerees.

17.2.10	Inclusion of the Offerees’ Directors in the Company’s Directors’ and Officeholders’ liability insurance policy, attached to this Agreement as Annex 17.2.10; or approval of the Company’s entering into a Directors’ and Officeholders’ liability insurance policy, that will include the Directors and Officeholders appointed on behalf of the shareholders of 4Eyes and certification from the relevant insurer for procuring such insurance policy, provided the Closing takes place.

17.2.11	Approval of the Company’s entering into a Run-Off Directors’ and Officeholders’ liability insurance policy and certification from the relevant insurer for procuring such insurance policy, provided the Closing takes place.

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17.2.12	Approval of the Company’s entering into the Services Agreement with Mr. Kfir Silberman.

17.2.13	Approval of the Company’s entering into the Services Agreement with Mr. Eli Yoresh in the position of CFO or equivalent.

17.2.14	Change of the Company’s Name to פור אייז אוטונומוס אחזקות בע”מ (in Hebrew), and in English: Four-Eyes Autonomous Holdings Ltd., or any similar name to be chosen by the Offerees, provided such name is approved by the Companies Registrar and the Company’s Articles of Association is accordingly amended.

17.2.15	Approval for payment of all the Transaction expenses of 4Eyes, including attorneys’ and accountants fees and any Transaction expenses as set forth in Annex 17.2.15, that will be provided to the Company prior to the convening of the General Meeting of the Company and the Company’s expenses as set forth in Annex 14.1.

All the aforesaid, as a transaction between the Company and the Controlling Shareholder therein having a personal interest in such transaction and as an Exceptional Private Offering.

It is clarified that as part of the approval by the General Meeting, the Company’s management shall provide its approval and consent to take all necessary acts, in order to consummate and execute the resolutions presented for its approval as aforesaid, based on the principles set forth in the Transaction Report, including authorizing the Company’s management, with approval of the audit committee, to extend the Deadline by which the Conditions Precedent need to be fulfilled or waive any of the Conditions Precedent, provided that at the audit committee’s discretion, such changes or consents are not likely to adversely affect the Transaction conditions pertaining to the Company and that waiver of any of such conditions is not required under the law.

17.3	The Company will approach the Stock Exchange for receiving its confirmation for listing the Allocated Shares and the shares resulting from the exercise of the Option Warrants for trade as set forth in sections 7.2 and 8, respectively.

17.4	The Company will act to publish any additional reporting with reference to the Transaction as required under the law.

17.5	The Company will file the Ruling application, as such term is defined above, within 15 days of the signing date of this Agreement.

17.5.1	The Company will inform 4Eyes in writing on the completion of the due diligence of 4Eyes in the legal, property, accounting, tax, financial, valuation, etc. aspects by the Company, to its satisfaction, prior to the date of convening the General Meeting and no later than November 10, 2015. To the extent MAGNA does not receive such notice by November 10, 2015, MAGNA shall become entitled to revoke this Agreement.

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18.	Closing of the Transaction

Subject to the fulfillment of the Conditions Precedent as set forth in section 19 below, the Closing of the Transaction shall take place on the Effective Date at 12:00 in the Law Offices of Victor Tshuva & Co. Advocates, 3 Ha’yezira St. (Shaap Building, 7th floor), Ramat Gan, or at any other time or place to be agreed upon by the parties in writing. The actions set forth in this section below shall be deemed and considered to have occurred at one and the same time, and shall have no effect unless all are wholly and fully done simultaneously and concurrently and no single action shall be deemed to have been completed and no single document shall be deemed to have been delivered, until all such actions have been completed and all required documents delivered. It is agreed that modifications may apply to the Closing procedure, which the parties shall discuss and agree in good faith and reasonably, all for ensuring, to the extent possible, the simultaneous nature of the following actions:

The Parties

18.1	The parties will provide approval that all representations set forth in sections 5 and 6 above (each party with reference to its own representations) are also true on the date of approval of the Transaction by the Company’s General Meeting or that no material changes have occurred in any of the representations prior to the date of approval of the Transaction at the General Meeting of the Company, of which no written notice was delivered to the other party to this Agreement, other than changes made in accordance with the provisions of this Agreement, including presentation of the documents evidencing the aforesaid representations.

18.2	Deleted.

The Offerees

18.3	Shall provide authorizations from the competent organs of 4Eyes for the transfer of 4Eyes shares to the Company, to the extent such authorizations are required under 4Eyes’ incorporation documents and under any law, including share transfer deeds of 4Eyes’ shares from MAGNA to the Company signed by MAGNA, minutes of 4Eyes shareholders’ and board of directors’ <meetings> authorizing the transfer of 4Eyes’ shares to the Company and approval of the Transaction which is the subject matter of this Agreement.

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18.4	4Eyes shall transfer to the Company the shares of 4Eyes, being Free and Clear.

18.5	4Eyes shall deliver to the Company a share certificate in the name of the Company for the Purchased Shares and also an approval that such transfer of the Purchased Shares was done in accordance with the requirements set forth in the Articles of Association of 4Eyes. 4Eyes shall enter the Purchased Shares in 4Eyes’ shareholders register and shall also sign the reporting forms intended for the Companies Registrar in connection with the transfer of the Purchased Shares and deliver copies of such notices sent to the Companies Registrar with respect to the transfer of 4Eyes’ shares to the Company.

18.6	4Eyes shall deliver an affidavit to the Company, in the form attached hereto as Annex 18.6, according to which all the representations and declarations provided in section 6 are true in any material aspect on the Effective Date.

18.7	An opinion will be delivered by the attorneys’ firm of 4Eyes confirming that all transactions which are the subject matter of this Agreement were duly authorized by the competent organs of 4Eyes.

18.8	4Eyes shall deliver a copy of MAGNA’s signed indenture as set forth in section 7.2.1 above, in connection with compliance with the provisions of the Ruling and deposit of the Allocated Shares with the Trustee.

The Company

18.9	The Company shall deliver to 4Eyes copy/copies of the resolutions of Company’s Board of Directors and committees’ approving all the transactions hereunder and an approval of the Company’s Board of Directors, according to which all authorizations required for such transactions were obtained in accordance with the provisions of Chapter V of Part Six of the Companies Law, as set forth in Section 282 of the Companies Law.

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18.10	The Company shall deliver to 4Eyes and MAGNA a copy of the minutes of the General Meeting approving the Transaction and all the other transactions and acts referred to in this Agreement, including the resolutions set forth in section 17.2 above.

18.11	An opinion shall be delivered by the Company’s attorneys’ firm confirming that all transactions which are the subject matter of this Agreement were duly authorized by the competent organs of the Company.

18.12	A duly signed share certificate in the name of the Nominee Company for the Allocated Shares in the form attached hereto as Annex 18.2, and all the ancillary documents required by the Nominee Company for listing the Allocated Shares for trade. The distribution of the Allocated Shares shall be made subject to the provisions of the Ruling and performance of all other acts required under the Ruling, including with respect to the deposit in trust, if applicable, and such deposits and registrations shall be made accordingly as described above.

18.13	Copy of the Option Warrants for the options allocated as set forth in section 8 above in the form attached on the Closing Date, duly signed and a copy of the allocation letters.

18.14	Copy of form T-87 (ת-87) reflecting the allocation of the Allocated Shares and the Option Warrants, as set forth in sections 7.2 and 8 above, respectively.

18.15	Copy of the Company’s Articles of Association in its new version, as requested by 4Eyes and MAGNA and approved by the General Meeting of the Shareholders of the Company.

18.16	Copy of form T-97 (ת-97) reflecting the changes in the composition of the Company’s Board of Directors and the other Officeholders in the Company.

18.17	Copy of the application for name change as filed with the Companies Registrar.

18.18	Copy of the exculpation and indemnification letters granted on the Effective Date to Directors and Officeholders of the Company.

18.19	Copy of a certificate of the relevant insurer for the entering into the policy or adding the relevant Officeholders as set forth in section 12.1 above.

18.20	Copy of a certificate of the relevant insurer for the Company’s entering into a Run-Off Directors’ and Officeholders’ liability insurance policy, in accordance with the provisions of section 12.2 above.

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18.21	A declaration of the Company, in the form attached hereto as Annex 18.21, according to which, all representations and undertakings provided in section 5 above are true and correct in any material aspect on the Effective Date.

18.22	Resignation letters of the Directors Mrs. Shoshana Zeig and Mr. Ron Weisberg, with effect on the Closing Date, in the form attached hereto as Annex 18.22.

18.23	Confirmation of the Stock Exchange for listing the Allocated Shares and the shares resulting from the exercise of the Option Warrants for trade as set forth in section 17.23 above.

18.24	Waivers signed by the employees of the Company whose employment is terminated on the Closing, approving payment of all amounts due to them and that they have no, and shall have no, claims concerning their employment and termination thereof.

18.25	Allocate the Allocated Shares and Option Warrants to the Offerees, being Free and Clear (except the Lock-up Provisions) and issue a share certificate in the name of the Nominee Company for the Allocated Shares with instructions to deposit them in the Escrow Account in the name of the Trustee, as set forth in section 7.3 above.

18.26	Deliver a bank confirmation to the Offerees stating its cash balances, according to which the credit balances in its accounts on the Closing Date are in the amount of NIS [X].

18.27	Deliver to the Offerees a written certificate from the Interested Parties in the Company, in the form attached hereto as Annex 18.27, according to which on the Closing Date the Interested Parties in the Company have no credit/debit balances in the Company’s books.

18.28	Deliver to the Offerees a certificate signed by all the Incumbent Directors and by all the Interested Parties, Officeholders and employees of the Company with whom the Company has entered into employment agreements and/or management agreements and/or other obligations, according to which such Incumbent Directors, Interested Parties and/or Officeholders and/or employees confirm that all the amounts owing to them were paid and that they confirm having no claims and/or suits against the Company and that they waive all their rights vis-a-vis the Company so that they shall have no claims and/or demands against the Company, in the form attached hereto as Annex 18.28, except the employees and Officeholders detailed in Annex 18.28 and subject to the provisions of this Agreement.

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19.	Conditions Precedent

19.1	The entering into effect and performance of this Agreement are subject to the full and accumulative fulfillment of each of the Conditions Precedent set forth in this section by December 15, 2015 (unless all parties waive in writing the fulfillment of such condition, in whole or in part) (herein above and hereinafter: the “Conditions Precedent” and “Deadline”, respectively):

19.1.1	The General Meeting duly adopts a resolution to appoint the Offerees’ Directors to the Company’s Board of Directors on the Closing Date, including the appointment of a CEO (the employment of the current CEO will be terminated).

19.1.2	MAGNA’S Board of Directors and shareholders’ meeting duly adopt a resolution - until the expiry of 15 days after the signing of the Agreement - to approve MAGNA’s entering into this Agreement and execution of all the provisions hereof, including the transfer of assets to 4Eyes (including the approval of Aeronautics, Excellence and Prizma, to the extent so required under MAGNA’s Articles of Association), as well as 4Eyes’ Board of Directors duly adopted approval - until the expiry of 15 days after the signing of this Agreement - to 4Eyes’ entering into this Agreement and execution of all the provisions hereof.

19.1.3	Obtaining a due authorization from the competent organs of the Company by no later than December 15, 2015, for each one of the matters on the agenda of the General Meeting, including the following:

(a)	Obtaining the approval of the Company’s competent organs for its entering into this Agreement and performance of all its provisions, including for the allocation to the Offerees of the Allocated Shares and the Option Warrants to the Service Providers.

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(b)	Approval to purchase the shares of 4Eyes.

(c)	Increase of the Company’s registered share capital for the purpose of such allocations as set forth in this Agreement and amendment of the Company’s Articles of Association accordingly.

(d)	Replacement of the Company’s Articles of Association by the Articles of Association in the version attached hereto as Annex 17.2.6.

(e)	Approval for appointment of directors on behalf of the Offerees and 4Eyes on the Closing Date to the Company’s Board of Directors, instead of the Directors Mrs. Shoshana Zeig and Mr. Ron Weisberg as set forth in section 9.

(f)	Approval of the appointment of Mr. Chaim Siboni as CEO of the Company and approval of the terms and conditions of Mr. Chaim Siboni’s service and employment in accordance with the agreement entered with him from the Transaction Closing Date onwards.

(g)	Approval for granting the exculpation and indemnification letters as set forth in section 11.

(h)	Approval to provide exculpation and indemnification letters to Directors and Officeholders on behalf of the Offerees as set forth in section 11 above, in the form attached hereto as Annex 11, including on the issues deriving from the Placement Memorandum and the Valuation of 4Eyes.

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(i)	Inclusion of the Offerees’ Directors in the Company’s Directors’ and Officeholders’ liability insurance policy, attached to this Agreement as Annex 12.1; or (in accordance with a resolution so adopted) approval for the Company’s entering into the Directors’ and Officeholders’ liability insurance policy, that will include the Directors and Officeholders appointed on behalf of the shareholders of 4Eyes and certification from the relevant insurer for procuring such insurance policy, provided the Closing takes place.

(j)	Approval from the Chief Scientist in the Ministry of Economy for the agreement between MAGNA and 4Eyes that will confirm that payments by MAGNA and/or 4Eyes to the Chief Scientist shall only be made for and with respect to future revenues and that no payment date of MAGNA to the Chief Scientist shall be accelerated, and 4Eyes’ signing on an instrument of rights’ transfer to the extent required.

(k)	Approval for the Company’s entering into a consulting agreement with Mr. Kfir Silberman.

(l)	Approval of the Services Agreement between 4Eyes and MAGNA for a period of one year from the Closing Date and a monthly payment in the amount of NIS 200,000 plus VAT in consideration for such services and annual payment in the rate of 2% plus VAT of 4Eyes’ annual revenues.

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19.1.4	Receipt of an approval from the Stock Exchange for listing the Allocated Shares to be allocated hereunder and the shares resulting from the conversion of the Option Warrants.

19.1.5	Delivery of a report on the payment of all the Company’s liabilities which were paid during the Interim Period, as well as the liabilities yet unpaid by the Company and conclusion of repayment of owners’ debt balances owing to the Company, so that following the Closing, the net equity of the Company is at least NIS 5,000,000 (cash at hand less liabilities, including, without limitation, deduction of the liabilities set forth in Annexes 5.11(a), 5.12 and 5.20). The Transaction expenses will be deducted from the said amount as set forth in Annex 14.1 attached hereto. In addition, the Board of Directors of the Company may start acting to list the Company’s shares for trade in the U.S.A. The expenses involved in such listing will be paid from the Company’s cash, subject to the fulfillment of the following two conditions in full: (a) After payment of the above expenses and any other expenses agreed upon in this Agreement, excluding the expenses set forth in Annex 14.1, the net cash amount which remain in the Company shall not be less than NIS 5,000,000; (b) The total expenses shall not exceed the amount of NIS 1,000,000.

19.1.6	Approval of the General Director of the Antitrust Authority for the Transaction which is the subject matter of this Agreement, if any such approval is required.

19.1.7	Receipt of the tax Ruling in agreement from the Tax Authority pursuant to the provisions of Section 104A and/or 103T of the Income Tax Ordinance, to the MAGNA’s satisfaction. In case the Ruling is not obtained within five (5) months following the signing of the Principles Agreement, which provides that 4Eyes and/or MAGNA are not liable to tax in the framework of the Transaction, 4Eyes and MAGNA shall be released from any obligations to perform the Transaction and/or towards the Company.

19.1.8	Receipt of the Valuation of 4Eyes.

19.1.9	The Company complies with the requirements of the Stock Exchange concerning allocation of the Allocated Shares and the Option Warrants under this Agreement.

19.1.10	Completion of the due diligence of the Company in the legal, property, accounting, tax, financial, valuation, etc. aspects by 4Eyes and the shareholders of 4Eyes, to their satisfaction.

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19.1.11	Completion of the due diligence of 4Eyes in the legal, property, accounting, tax, financial, valuation, etc. aspects by the Company, to its satisfaction, prior to the date of convening the General Meeting, that will be convened to discuss, inter alia, the approval of the Transaction and any matters ancillary thereto.

19.1.12	Entering of the Company and 4Eyes in agreements with Service Providers as set forth in section 2.20 attached as Annex 19.1.12 hereto, as described in the Placement Memorandum.

19.1.13	From the signing date this Agreement and until the date of approval of the Transaction by the General Meeting, there has been no adverse change in any of the parties’ representations as set forth in section 5 and 6 of this Agreement.

19.1.14	Confirmation by each of the parties that during the Interim Period, neither the Company nor 4Eyes, as the case may be, has made any acts which are not permitted to be done during the Interim Period and has complied with all its undertakings as required during such period.

19.1.15	Obtaining all necessary regulatory approvals as required under any law as well as any Third Party consents for the change of control in the Company and 4Eyes, as the case may be, including certificates from the financing banks, and as well as consent and/or approval of any Third Party, the consent and/or approval of whom is required under any law and/or agreement for the Closing of the Transaction, including any approval, notice, consent, exemption, license, waiver or assignment from any governmental or administrative authority, or any other entity and/or person, in any of the cases set forth above, as required under the law, for the Closing of the Transaction and for the continued validity of all permits and licenses of 4Eyes following the Closing Date.

19.1.16	On the Closing Date, there shall not be any court order outstanding that prohibits the Closing of the Transaction and/or any outstanding legal or quasi-legal proceedings or claims or objections of any authority against the Transaction.

19.2	The parties shall cooperate and provide any information required by the Company for the purpose of reporting to the Securities Authority and/or the Stock Exchange and the Company’s shareholders in connection with this Agreement. Moreover, during the Interim Period, the parties shall act jointly and assist one another as far as possible, all in order to advance the fulfillment of all the Conditions Precedent.

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19.3	Without derogating from any other relief, under the law, available to any party not in breach of this Agreement, to the extent any of the parties fails to comply, for any reason, with the provisions of this Agreement, unless such party is entitled to revoke this Agreement hereunder and/or under any law, the revoking party shall pay the other party an agreed compensation in the amount of NIS 250,000, for covering the other party’s expenses for this Agreement.

19.4	In the event that by November 10, 2015 the Transaction and this Agreement are not presented for approval of the Company’s General Meeting, MAGNA shall become entitled to deliver notice of revocation of this Agreement by November 17, 2015 by written notice delivered to the Company.

19.5	Unless all the Conditions Precedent provided in this section are fulfilled by December 22, 2015 (the “Expiration Date”), subject to the parties’ right to jointly agree to extend the Expiration Date (the “Deferred Date”), this Agreement shall expire on the Expiration Date or the Deferred Date (as applicable) and neither party shall have any contention and/or demand against the other for the non-coming into force of this Agreement. Notwithstanding the foregoing, a failure to fulfill any of the Conditions Precedent arising out of any bad faith act or omission of any party hereto shall be deemed to be a breach of such party’s undertakings under this Agreement that shall entitle the other party to all the relief available to a non-breaching party under the law.

19.6	The Offerees and 4Eyes may, however, waive the observance of all or any of the Conditions Precedent (other than such Conditions Precedent which may not be waived under the law - as set forth in sections 19.1.1-19.1.4, 19.1.6, 19.1.7, 19.1.8-19.1.11, 19.1.12 and 19.1.15), and in such case, the non fulfillment of said Conditions Precedent shall not constitute a condition precedent to the fulfillment of this Agreement.

19.7	Shortly after the Transaction Closing Date, the parties shall act to cause the Company’s Board of Directors to adopt a resolution concerning the change of signatory rights on behalf of the Company (due to the appointment of new Directors and Officeholders for the Company), and new signatories allowed to electronically sign on behalf of the Company will be appointed.

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20.	Company’s Indemnity and Liability for the Representations and Undertakings

20.1	The Company hereby undertakes to indemnify MAGNA for any losses, damages, liability, responsibility or expenses, which may be incurred by MAGNA or 4Eyes, including in connection with reasonable litigation expenses (the “Indemnifiable Damages”) resulting from: (a) The fact that any of the representations set forth in section 5 above was materially misleading or incorrect or inaccurate or incomplete (“Breach of Representation”); and/or (b) Breach by the Company and/or the Controlling Shareholder thereof of any of their undertakings by virtue of this Agreement; and/or (c) Suits instituted against the Company and/or the Officeholders for causes of action created prior to the Closing Date (even if such causes of action were disclosed in the framework of the representations made herein), including claims of Company’s employees whose employment will be terminated by the Company upon Closing of the Transaction.

20.2	The indemnity undertaking, except with respect to indemnity arising from any suit and/or demand of the employees detailed in Annex 5.33 and/or any claim and/or suit and/or demand concerning the Subsidiaries (as such term is defined above), is subject to the exclusion that no indemnity whatsoever shall be given with respect to an indemnity liability of up to a total aggregate amount of NIS 100,000 (hereinafter in this section: the “Base Amount”). If the aggregate Indemnifiable Damages exceed the Base Amount, the liability to indemnify shall be for the full amount of damages (from the first New Shekel), without deducting the Base Amount. Such limitation shall not apply in case of malicious deception and/or fraud.

20.3	In the event that any Third Party institutes a suit or demand or claim against MAGNA (“Claim”) which would result in the Company’s liability to indemnify under the provisions of section 20.1 above, the following provisions shall apply:

20.3.1	MAGNA shall deliver notice to the Company on such Claim, shortly as far as possible following receipt thereof, together with all the documents received and/or relevant.

20.3.2	The Company may inform MAGNA within 7 days, should the Company wish to direct the defense against the Claim, including the appointment of an attorney on its behalf, subject to, and in accordance with, the provisions of this section.

20.3.3	MAGNA shall cooperate with the Company, to the extent reasonably required, in order to allow and assist the Company defend itself or direct the defense, as the case may be, against such Claim.

20.3.4	The Company shall not settle or compromise such Claim or agree to refer any such Claim to arbitration, mediation or any other agreed dispute resolution proceedings without the prior written consent of 4Eyes, which will not withhold its approval except for reasonable grounds.

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21.	4Eyes’ Indemnity and Liability for Representations and Undertakings

21.1	MAGNA hereby undertakes to indemnify the Company for any losses, damages, liability, responsibility or expenses, which may be incurred by the Company, including in connection with reasonable litigation expenses (the “Indemnifiable Damages”) resulting from: (a) The fact that any of the representations set forth in section 6 above was materially misleading or incorrect or inaccurate or incomplete (“Breach of Representation”); and/or (b) 4Eyes’ breach of its undertakings by virtue of this Agreement.

21.2	The indemnity undertaking is subject to the exclusion that no indemnity whatsoever shall be given with respect to any indemnity liability of up to a total aggregate amount of NIS 100,000 (hereinafter in this section: the “Base Amount”). If the aggregate Indemnifiable Damages exceed the Base Amount, the liability to indemnify shall be for the full amount of damages (from the first New Shekel), without deducting the Base Amount. Such limitation shall not apply in case of malicious deception and/or fraud.

21.3	In the event that any Third Party institutes a suit or demand or claim against the Company (“Claim”) which would result in MAGNA’s liability to indemnify under the provisions of section 21.1 above, the following provisions shall apply:

21.3.1	The Company shall deliver notice to MAGNA on such Claim, shortly as far as possible following receipt thereof, together with all the documents received and/or relevant (the “Indemnification Demand”).

21.3.2	MAGNA may inform the Company within 7 days after delivery of the Indemnification Demand, should MAGNA wish to direct the defense against the Claim, including the appointment of an attorney on the Company’s behalf, at the expense of MAGNA, subject to, and in accordance, with the provisions of this section.

21.3.3	The Company shall cooperate with the MAGNA, to the extent reasonably required, in order to allow and assist MAGNA defend itself or direct the defense, as the case may be, against such Claim.

21.3.4	The Company shall not settle or compromise such Claim or agree to refer any such Claim to arbitration, mediation or any other agreed dispute resolution proceedings without the prior written consent of MAGNA, which will not withhold its approval except for reasonable grounds.

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21.4	MAGNA’s liability to indemnify as set forth in this section above shall remain in effect until the expiry of 21 months following the Transaction Closing Date. It is clarified that in any event, that stated in this section regarding the time limit applicable to the indemnity, shall not apply to any cause for indemnity for which a Claim has been filed prior to the expiry of the indemnity, provided that prior to the expiry of the indemnification period the Company sent MAGNA notice of such Claim. It is further clarified that such indemnity shall be made exclusively by means of Company shares and the maximum indemnity to which the Company is entitled would be shares of the Company in such an amount that leave MAGNA holding 50.1% of the Company’s share capital on a fully diluted basis. The shares’ price will be calculated in accordance with their average price at the closing of trade during the 30 days preceding the payment day. In any event, no indemnification would be given for damages actually paid by insurance, if any.

21.5	Notwithstanding that stated in section 21.4 above, the limitations as to the time of expiry of indemnification and the minimum and maximum amount shall not apply and shall be of no validity in case such result from fraud on the part of MAGNA and/or 4Eyes.

21.6	The indemnity detailed in this section 21 shall be the Company’s sole relief for breach of the representations made by 4Eyes and/or MAGNA under this Agreement, other than due to fraud on the part of 4Eyes and/or MAGNA.

22.	Taxes and Other Expenses

Each party shall bear any tax liability applicable to such party as consequence of performance of this Agreement.

The Company shall bear all expenses, costs and commissions imposed under the provisions of any law and/or incurred by the Company and/or 4Eyes and/or MAGNA, during the engagement under this Agreement and/or execution thereof, including attorneys’, accountants’ and other consultants’ fees (regardless of whether concluded or revoked under the provisions of this Agreement above).

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23.	Confidentiality

23.1	It is agreed and declared that each party undertakes to keep strictly confidential any commercial, financial, business and other information and data in connection with the other parties’ business, assets and plans which were and/or will be disclosed to each party during the term of this Agreement as well as the negotiations preceding the signing of this Agreement and during the due diligence made by the parties and preparation of the Placement Memorandum (the “Information”).

23.2	The provisions of section 23.1 above shall apply and survive any termination or revocation of this Agreement for any reason for an unlimited period, but shall not apply or cease to apply, as applicable, with reference to all or part of the Information:

23.2.1	If and to the extent such Information is available in the public domain on the date of signing this Agreement;

23.2.2	Information which becomes, after the execution of this Agreement, reasonably available in the public domain, other than due to a breach of the undertakings of the receiving party as set forth above.

23.3	Information that any of the parties is obligated to disclose by law; and it is hereby agreed that any Information included in the Company’s reports made under the Securities Law and the Regulations promulgated thereunder constitutes Information which must be disclosed by law.

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24.	Miscellaneous

24.1	The parties undertake to take all acts and sign all documents, approvals, forms and declarations, to the extent so required, necessary or advisable for the performance of the provisions of this Agreement.

24.2	This Agreement does not constitute a contract in favor of a Third Party and the parties do not intend to confer any rights whatsoever upon any Third Parties.

24.3	This Agreement contains, embodies, merges, expresses and exhausts all the terms and conditions agreed upon by the parties. No written or oral promises, warranties or agreements, undertakings or representations concerning the subject matter of this Agreement given or made by the parties prior to the entering into this Agreement which are not explicitly expressed herein, shall add to the obligations and rights provided herein, derogate therefrom or change them and such promises, warranties, agreements, undertakings or representations, shall no longer bind the parties from the date of signing this Agreement. For the avoidance of doubt, it is hereby agreed that the Principles Agreement is made null and void upon the signing of this Agreement, save for the Non-Shop provisions which shall remain in effect as provided therein.

24.4	Any amendment, change or waiver in connection with this Agreement shall be binding and valid only if made by means of a written document and limited to the matter for which it was initially made. A waiver in any single case shall not constitute a precedent in any other case. No avoidance of action or delay (laches) in the performance of such action shall be considered as waiver and shall not prejudice the rights and obligations of any of the parties in connection with such action. The claim of laches or waiver shall not be available to the party in breach.

24.5	The parties’ rights and obligations under the provisions of this Agreement may not be assigned or transferred.

24.6	The terms and conditions of this Agreement fully exhaust anything stipulated and agreed upon by the parties with reference to the allocation of the Allocated Shares to the Offerees and supersede all previous verbal or written communications, agreements, representations and undertakings made prior to the signing of this Agreement.

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24.7	Whenever the date determined for execution of any of the stages under this Agreement occurs on a non-business day, such date shall be deferred until the first business day which follows.

24.8	Drafts and other documents which the parties exchanged prior to the signing of this Agreement shall be deemed as if never made and shall not serve in any manner as evidence or reference for interpretation and/or claim and/or otherwise.

24.9	No modification, amendment and/or addendum to this Agreement shall be valid or deemed binding, unless made in writing and signed by the parties together.

24.10	The parties shall take all further steps, including signing further documents as shall be required for the implementation and execution of this Agreement in letter and in spirit.

24.11	MAGNA hereby acknowledges that the provisions of this Agreement prevail over any agreement, covenant or understanding, including the Articles of Association of 4Eyes with reference to the transfer of its shares in 4Eyes, if applicable, and/or any limitations on the transfer of such shares and it agrees to such shares transfers as provided in this Agreement (4Eyes hereby undertakes to include, if necessary, an appropriate amendment in its Articles of Association to reflect the provisions of this section).

24.12	The laws of the State of Israel shall govern this Agreement and only the competent courts in the Tel-Aviv - Yafo district shall have exclusive jurisdiction and subject matter jurisdiction to try any matter arising and/or connected to this Agreement.

24.13	All notices required to be given under the provisions of this Agreement shall be made in writing and sent to the parties’ respective addresses as set forth in the preamble of this Agreement or to any other address in Israel of any of the parties, for which such party make notice to the other party hereto in writing.

24.14	All notices will be sent by courier, registered mail, facsimile or any other electronic means. A notice sent by registered mail shall be deemed to have been received five (5) days after being sent. A notice sent by courier shall be deemed to have been received one business day after its dispatch and a notice sent by fax or other electronic means shall be deemed to have been received when the sender confirms full receipt thereof, provided the sender writes down the name of the person confirming receipt and the time on which such notice was received.

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In Witness Whereof the Parties have set their Hand:

The Company	4Eyes

By its Authorized Signatory:	By its Authorized Signatory:

/s/ Eli Yoresh	/s/ Haim Siboni
Eli Yoresh	Haim Siboni

/s/ Kfir Silberman
Kfir Silberman

MAGNA

By its Authorized Signatory:

/s/ Haim Siboni
Haim Siboni

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